EXHIBIT 7



                 Bennett Management & Development Corporation

                               October 31, 1995


Mountaineer Park, Inc. (Borrower)
c/o Winners Entertainment, Inc.
30448 Rancho Viejo Road, Suite 110
San Juan Capistrano, CA 92675

RE: Credit in the principal amount of $10,200,000 extended by Bennett Management & Development Corp. (the "Loan") pursuant to a certain June 27, 1994 Construction Loan Agreement by and among Bennett Management & Development Corp., Lender, Mountaineer Park, Inc., Borrower, and Winners Entertainment, Inc., Winners, as amended

Gentlemen:

     For a period of thirty days from the date hereof, Bennett Management & Development Corp. will pursuant to section 7.2 waive any Event of Default during such period and will not in any way during such period (a) seek repayment of the Loan from Mountaineer Park, Inc., or Winners Entertainment, Inc.; (b) seek to enforce the promissory note made by Mountaineer Park, Inc., evidencing the loan (including its rights under the Credit Line Deed of Trust securing the same); or, (c) claim that an Event of Default (as that term is defined in the Construction Loan Agreement) has occurred.

     The foregoing forbearance is provided upon Bennett Management & Development Corp.'s understanding and upon the condition that it will receive an interest-only payment (at the interest rate of 12.5%) for the month of October, in the amount of $109,791.67 on or before November 10, 1995.

                                    Very truly yours,

                                    BENNETT MANAGEMENT
                                         & DEVELOPMENT CORPORATION

                                        /s/  Stewart Weisman
                                    ------------------------------------

                                    STEWART WEISMAN
                                    Acting Secretary and General Counsel

SW/ld
cc:  Edson R. Arneault